Exhibit 10.2.1

[Sands China Ltd. Letterhead]

May 10, 2012

PRIVATE & CONFIDENTIAL

Mr. TRACY, Edward Matthew

Present

Dear Mr. Tracy,

SUBJECT:  CONTRACT RENEWAL

On behalf of Venetian Macau Limited (the “Company”), I am pleased to offer you the following contract renewal based upon the revised terms and conditions in this letter and subject to all other terms and conditions contained in your Letter of Appointment for Executive and Supplemental Employment Terms Agreement dated August 4, 2010, which remain in full force and effect, except those that conflict with the present document:

1. Effective Date:	August 1, 2011

2. Terms:
The initial terms of employment shall be deemed to have commenced on August 1, 2011.  The term shall terminate upon the close of business on August 26, 2013 thereof (the “Initial Term”).  If for any reason the Employee is not able to maintain a valid Macau work permit, the term will automatically expire.

3. Duties and Responsibilities:	Clause 2.3 “Duties and Responsibilities” in your Supplemental Employment Terms Agreement dated August 4, 2010 is replaced by the following:

During the Term, the Employee is employed as President and Chief Executive Officer of Sands China Ltd. and reports as appropriate to the Las Vegas Sands Corp Executive Vice President Global Operations (EVPGO).  The Employee is responsible for and has such powers, duties and responsibilities as are generally associated with his offices, provided that same may be modified and/or assigned to the Employee from time to time by the EVPGO, and subject to the supervision, direction and control of the Board of Directors of the Company.

During the Term, the Employee is, among other things, required to focus on the following areas:

a) Team Work (the Employee’s team and with Las Vegas Sands Corp.): understanding and acceptance of Corporate resources and work on a more effective alignment with Corporate resources;
b) Gaming: focus on maximizing yield on the floor, working with Mr. Andrew MacDonald and team;
c) Senior Leadership Team: review, assess, and prepare a succession plan;
d) Prepare a strategic plan on Macau assets for review pre-budget 2013;
e) Successful opening of the Sheraton;
f) Accelerate the Company’s ramp up of the performance at Cotai Central;

Employee’s signature:      /s/ ET

[Sands China Ltd. Letterhead]

g) Successfully launch the Four Seasons Residences.
h) Redevelopment plans for Sands

4. Major Compensation Elements:	Clause 10 “Major Compensation Elements” in your Letter of Appointment for Executive dated August 4, 2010 is replaced by the following:

a) Monthly Income:
You will be paid a salary of Eight Hundred Three Thousand and Four Hundred Patacas (MOP803,400.00), PER MONTH, (for reference purposes only, equivalent to USD1,200,000.00 per annum).  Salary will be reviewed annually in accordance with the Company’s compensation policies.

b) Incentive Plan:
You will be eligible to participate in the Company’s incentive plan, which is payable based on the achievement of individual and the Company’s performance goals.  Your targeted annual incentive opportunity is seventy-five percent (75%) of your Base Salary per annum for the year 2011, eighty-five percent (85%) of your Base Salary per annum for the years of 2012 and 2013.

In the event that the Employee’s employment could be renewed by the Company for the period of years 2013 to 2014, your target annual incentive opportunity of one-hundred percent (100%) of your Base Salary per annum for the year 2013 will be retroactive.

Notwithstanding any other language herein, any payment to you under the Company’s incentive plan is at the sole and absolute discretion of the Company.

5. Employment Benefit Programs:	Clause 7 “Employment Benefit Programs” in your Supplemental Employment Terms Agreement dated August 4, 2010 is replaced by the following:

You will be eligible to participate in the benefit programs of the Company on the terms and conditions as offered to your grade level.

In addition to the mandatory annual leave (6 days), you will be entitled to 16.5 working days of paid annual leave per year.

Details of the benefit programs are described in the Team Member Handbook and similar materials which will be provided to you.  You agree that except for those specific benefits that are required under Macau SAR law, all other benefit programs may be changed or cancelled from time to time at the discretion of the Company.

The Company will inform the Employee of any change on the benefit programs and if the Employee does not oppose such change or does not communicate such opposition in written to the Company within 60 days, the change is deemed accepted by the Employee.

a) Home Leave Allowance:
The Employee is entitled to four (4) business class airfare return tickets to Pennsylvania, USA, per year, for Employee and Spouse and two (2) business class airfare return tickets from Pennsylvania, USA to Macau, per year, for the Employee’s dependent.

Employee’s signature:      /s/ ET

[Sands China Ltd. Letterhead]

6. Termination:	Clause 8.2 “Termination Without Cause” in your Supplemental Employment Terms Agreement dated August 4, 2010 is varied as follows:

a) Termination by the Company without cause, Executive Death or Disability:
1) Immediate vesting of all granted options, the exercise of such options shall be governed in all other aspects by the plan under which they were granted;
2) Six (6) months base salary in lump sum payment;
3) Pro-rated bonus for the year of termination when and if the bonus for the year will be awarded to other Executives in the Company.

7. Upon the End of the agreement:	1) Immediate vesting of all granted options, the exercise of such options shall be governed in all other aspects by the plan under which they were granted;
2) Pro-rated bonus for the year of termination when and if the bonus for the year will be awarded to other Executives in the Company.

8. Termination by the Employee for Good Reason:	The Executive may terminate employment hereunder during the Term for Good Reason (as such term is defined below), on the terms and in the manner set forth in this Agreement.

1) “Good Reason” shall mean any of the following:

(i) a material breach of this Agreement by the Company; (ii) a reduction in the Employee’s Base Salary; (iii) a material change in the duties and responsibilities of office that would cause the Employee’s position to have less dignity, importance or scope than intended at the Effective Date as set forth herein; or (iv) a “change of control” as defined in the Plan; provided, however, that “Good Reason” shall not be deemed to occur solely as a result of a transaction in which the Company becomes a subsidiary of another company, assuming no “change of control”, so long as the Employee’s duties and responsibilities of office are not materially changed as they relate solely to the Company;

2)        If the Employee determines that Good Reason exists for termination of this Agreement and Employee’s employment with the Company for any of the reasons described in Section 7b)1) above, the Employee shall provide the Company with written notice of the Employee’s intention to terminate the Employee’s employment.  Such notice shall include a reasonably detailed description of the alleged grounds for termination.  The Company shall have thirty (30) business days from the date of its receipt of such notice within which to cure the alleged grounds for termination.

9. Stock:
It is the Company intention to grant additional 260,000 SCL stock options, subject to required approval by the Remuneration Committee.  These stock options become effective for the proposes of clause 6 of this letter.  The Employee may become eligible for additional equity if in compliance with Company future equity programs or company discretion.

Employee’s signature:      /s/ ET

[Sands China Ltd. Letterhead]

10. Employment Location:	Clause 12 “Employment Location” in your Letter of Appointment for Executive dated August 4, 2010 is varied as follows:

Sands Macao Hotel, The Venetian Macao-Resort-Hotel, The Plaza Macao, Sands Cotai Central or any other Hotels in Macau owned by the Employer and/or subsidiary owned by or other related affiliated of the Company, subject to change at the Company’s discretion.

11. Transfer:	Clause 17 “Transfer” in your Letter of Appointment for Executive dated August 4, 2010 is replaced by the following:

You may be transferred to another position or to another premises or properties of the Company in Macau SAR, as long as it is consistent with your skills, qualifications and experience at the sole discretion of the Company.  You agree that this agreement may also be transferred to the following but not limited to Sands Macao Hotel, The Venetian Macao-Resort-Hotel, The Plaza Macao, Sands Cotai Central and/or subsidiary owned by or other related affiliated company of Venetian Macau Limited.  Any transference shall be communicated to you in writing.  The terms and conditions of this letter will continue to apply to that new position.

You hereby also agree to be assigned, at any time during your employment with the Company, to any other Macau affiliates of the Company (meaning parent, subsidiary or/and affiliated of the Company) at the sole discretion of the Company.  This assignment will only be effective after communicated to you in writing by a letter of transfer signed by the Company and/or the relevant affiliate.  In any event, your assignment to the affiliate will not affect your vested rights at the time of transfer.

You hereby acknowledged that in any case of transference there will be no cause for termination of your employment agreement.
You also agree that you will not claim nor receive any compensation for any such change in position or assignment to another company unless agreed in writing by the Company.

Employee’s signature:      /s/ ET

[Sands China Ltd. Letterhead]

This letter and any other side letter related to your appointment, signed by both parties shall be read together with and form an integral part of your Letter of Appointment for Executive and Supplemental Employment Terms Agreement dated August 4, 2010.

The proposed conditions are only binding upon your signature of this letter and necessary approval from the SCL board of Directors.  Please indicate your acceptance of these employment terms and conditions by signing below and returning the signed copies to Senior Vice President of Human Resources, no later than May 16, 2012.

Yours Sincerely, For and on behalf of Venetian Macau Limited	Accepted by:

/s/ Michael A. Leven	/s/ Edward Matthew Tracy
Michael A. Leven Director	TRACY, Edward Matthew

Date: 10 May 2012	Date: 10 May 2012

Employee’s signature:      /s/ ET